Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, $0.01 par value, of FairPoint Communications, Inc., a Delaware corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  June 7, 2016

Maglan Capital LP

By:	Maglan Capital GP LLC
General Partner

By:	/s/ Steven Azarbad
	Name:	Steven Azarbad
	Title:	Chief Investment Officer

Maglan Capital GP LLC

By:	/s/ Steven Azarbad
	Name:	Steven Azarbad
	Title:	Managing Member

/s/ Steven Azarbad
Steven Azarbad

/s/ David D. Tawil
David D. Tawil